Exhibit 99.1

Washington Prime Group Reports Fourth Quarter and Fiscal Year 2016 Results

•	Company Has Completed Sale of All Noncore Properties

•	Board of Directors Declares Quarterly Dividend

COLUMBUS, OH - Feb. 22, 2017 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2016.

Lou Conforti, CEO and Director stated. “Since assuming the role of CEO, my primary objective has been to foundationally strengthen WPG via straightforward financial and operational measures.  We have accomplished the former as illustrated by dramatically improved financial metrics which now rank among the best within our sector.  In addition, our operational results further prove we are ‘grinding it out’ as our Enclosed assets exhibited stability and Open Air assets actually led the peer group from a Comparable NOI standpoint.”

“Our focus for the foreseeable future is, of course, to lease space by providing innovative solutions as well as a heightened focus upon redevelopment which we believe is our best value add proposition,” added Conforti. “We also continue to provide absolute transparency as it relates to the retail landscape in general, and department store specifically, and maintain a proactive stance as it relates to adaptive reuse of such space.  Last, the Company is adopting dynamic innovation measures which result in a differentiated guest experience.”

Fourth Quarter Results

Net income attributable to common shareholders for the fourth quarter of 2016 was $25.4 million, or $0.14 per diluted share, compared to a loss of $(97.0) million, or $(0.53) per diluted share, a year ago. The increase in net income relates primarily to a $136.9 million decrease in impairment charges compared to the fourth quarter of 2015 related to the Company’s noncore properties, a $4.9 million decrease in general and administrative costs, compared to the prior year period, as well as no merger, restructuring and transaction costs compared to $3.5 million in such costs in the fourth quarter of 2015.

Funds from Operations (FFO)¹ for the fourth quarter of 2016 were $107.4 million, or $0.49 per diluted share. This compares to $104.5 million, or $0.47 per diluted share, during the same quarter a year ago. Merger, restructuring and transaction costs of $(3.5) million for the fourth quarter of 2015 are excluded from adjusted FFO (AFFO)¹, as well as a gain on extinguishment of debt of $0.5 million in the fourth quarter of 2016. When excluding these items, AFFO for the fourth quarter of 2016 was $106.9 million, or $0.48 per diluted share, which compares to $108.0 million, or $0.49 per diluted share for the fourth quarter of 2015.

Comparable net operating income (NOI)¹ for the Company’s core portfolio increased 0.7% during the fourth quarter of 2016, compared to the same period a year ago, which was in line with internal expectations.

Fiscal Year 2016 Results

Net income attributable to common shareholders for fiscal year 2016 was $53.1 million, or $0.29 per diluted share, compared to a loss of $(101.3) million, or $(0.55) per diluted share, a year ago. The increase in net income relates primarily to a $126.1 million decrease in impairment charges compared to fiscal year 2015 related to the Company’s noncore properties, a $10.8 million decrease in general and administrative costs, compared to fiscal 2015, as well as a $51.3 million decrease in depreciation and amortization in fiscal 2016, compared to a year ago.

Funds from Operations (FFO) for fiscal year 2016 were $398.1 million, or $1.80 per diluted share. This compares to $375.3 million, or $1.71 per diluted share, during fiscal 2015. Merger, restructuring and transaction costs of $(29.6) million and $(31.7) million for the twelve months ended December 31, 2016 and 2015, respectively, are excluded from adjusted FFO (AFFO). Also excluded from AFFO is a gain on debt extinguishment of $34.6 million in fiscal 2016, as well as $(10.4) million in bridge loan fee amortization in fiscal 2015. When excluding these items, AFFO for fiscal year 2016 was $393.1 million, or $1.78 per diluted share, which compares to $417.4 million, or $1.91 per diluted share for fiscal year 2015.

Comparable net operating income (NOI) for the Company’s core portfolio increased 2.1% in 2016, compared to a year ago, in line with internal expectations. Comparable NOI for the community center portfolio increased 4.4% in 2016, compared to a year ago. Comparable NOI for the core enclosed retail properties increased 1.4% in 2016, compared to the prior year period.

Operational Highlights

Ending occupancy for the core properties was 94.0% as of December 31, 2016, compared to 93.5% a year ago, an increase of 50 basis points. Base rent per square foot for core properties was $21.67, an increase of 0.2%, compared to $21.63 per square foot a year ago. Inline store sales at the Company’s core enclosed properties increased 0.5% to $368 per square foot for the twelve months ended December 31, 2016, compared to $366 per square foot for the same period a year ago. Operating metrics by asset group can be found in the fourth quarter 2016 Supplemental Information report available on the Company’s website.

Financial Activity

Joint Venture Transaction

On November 2, 2016, the Company entered into a definitive agreement providing for a second joint venture with O’Connor Mall Partners, L.P., an affiliate of O’Connor Capital Partners (“O’Connor”), with respect to the ownership and operation of seven of the Company’s retail properties, which are valued at approximately $608 million. The Company has an existing joint venture with O’Connor for five of the Company’s enclosed retail properties and certain related outparcels. Under the terms of the agreement, the Company will retain a 51% interest and sell 49% to O’Connor for net proceeds of approximately $350 million, including the Company’s pro rata share of new mortgage debt of over $100 million, which will be used to reduce the Company’s outstanding debt and for general corporate purposes. The Company will retain management and leasing responsibilities of the properties. On November 18, 2016, O’Connor completed its due diligence and the escrow deposit of $18.7 million became non-refundable. Subject to certain closing conditions, the transaction is expected to be completed early in the second quarter of 2017.

Dispositions

On November 10, 2016, the Company completed the sale of Richmond Town Square, located in Cleveland, OH, to a private real estate investor for a purchase price of $7.3 million.

On January 10, 2017, the Company completed the sale of Virginia Center Commons, located in Glen Allen, VA, to a private real estate investor for a purchase price of $9.0 million.

On February 21, 2017, the Company completed the sale of Gulf View Square, located in Port Richey, FL; and River Oaks Center, located in Chicago, IL, to a private real estate investor for a purchase price of $42.0 million. Following the sale of these two noncore assets, the Company has completed its plans to dispose of all seven of its noncore properties. The net proceeds from the noncore asset sales were used to reduce the balance outstanding on the Company’s credit facility.

Mortgage Loans

On October 1, 2016, the Company exercised the last option to extend the maturity date of the mortgage loan on WestShore Plaza, located in Tampa, FL, for one year. The extended maturity date is October 1, 2017.

The mortgage loan secured by River Valley Mall was extinguished upon the property transition to the lender on December 29, 2016. The Company recognized $0.5 million in gain on debt extinguishment related to the transition.

Quarterly Dividend

On February 21, 2017, The Company’s Board of Directors declared a quarterly cash dividend on its common shares and operating partnership units. A cash dividend of $0.25 per common share and operating partnership unit was declared. The dividend is payable on March 15, 2017 to shareholders and operating partnership holders of record on March 8, 2017.

Additionally, on February 21, 2017, the Board of Directors declared quarterly cash dividends of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends is payable on April 17, 2017 to shareholders and operating partnership holders of record on March 31, 2017.

2017 Guidance

The Company is introducing guidance for fiscal 2017 net income attributable to common shareholders in the range of $1.08 to $1.15 per diluted share and expects FFO in a range of $1.62 to $1.68 per diluted share.

Key guidance assumptions for 2017 include the following:

•	Comparable NOI growth of 0-1.5%

•	Corporate overhead and general and administrative expense of $52-$56 million

•	Noncash adjustments for purchase accounting and straight line rents resulting in income of $15--$17 million

•	Completion of the sale of 49% of seven assets to O’Connor early in the second quarter

◦	Gain on sale for this transaction of $130-$134 million

•	Sale of the final three noncore assets in the first quarter of 2017

•	Transition of Mesa Mall and Southern Hills Mall to the lenders in the middle of 2017

◦	Gain on debt extinguishment related to these transitions of $34-$36 million

•	$300 million in unsecured debt issued in the middle of 2017

•	Redevelopment spending, including the pro-rata share of joint venture properties of $125-$150 million

•	Recurring Cap-Ex spending and deferred leasing costs of $65-$75 million

The net impact of the 2017 guidance assumptions results in FFO dilution, compared to fiscal year 2016. The year-over-year decrease is primarily attributable to approximately $0.10 of aggregate dilution related to the sale of noncore assets, lender transitions and the second joint venture with O’Connor; approximately $0.03 of dilution related to a planned unsecured debt issuance and an increase in LIBOR rates compared to the prior year; and approximately $0.04 of decrease to net income from lower noncash items related to purchase accounting and straight line rents. These items are expected to be partially offset by NOI growth, as well as lower corporate overhead and general and administrative expenses.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2017:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$1.08	$1.15
Less: Gain on sale of interests in properties	(0.59)	(0.60)
Depreciation and amortization including share of unconsolidated entities	1.28	1.29
Estimated FFO per diluted share	$1.77	$1.84
Less: Gain on debt extinguishment, net	(0.15)	(0.16)
Estimated FFO per diluted share, as adjusted	$1.62	$1.68

The Company has introduced guidance for comparable NOI growth in the range of 0.0% to 1.5% for the year ending December 31, 2017. The following table provides a reconciliation of the expected range of net income from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$208,000	$213,300
Depreciation and amortization	247,000	249,000
General and administrative	34,000	35,000
Management fees and property allocated corporate expense	16,000	20,000
Pro-rata share of unconsolidated joint venture in comp NOI	70,000	72,000
Non-comparable properties and other (1)	(17,000)	(22,500)
Noncore properties	(10,000)	(10,500)
Projected comparable NOI	$548,000	$556,300

Projected comparable NOI year-over-year growth (2)	0.0%	1.5%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2016 comparable NOI adjusted for actual and projected property dispositions was $548.2 million.

For the first quarter of 2017, the Company estimates net income attributable to common shareholders to be in the range of $0.05 to $0.07 per diluted share and FFO to be in the range of $0.38 to $0.40 per diluted share.

A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the first quarter of 2017 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.05	$0.07
Depreciation and amortization including share of unconsolidated entities	0.33	0.33
Estimated FFO per diluted share	$0.38	$0.40

(1) Reconciliations of FFO, AFFO and comparable NOI (non-GAAP measures) to GAAP measures are included in this release.

Earnings Call and Webcast on February 23
Washington Prime Group will host a conference call at 1:00 p.m. ET on Thursday, February 23, 2017, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for conference call participants is 877.422.8928 (or +1.412.455.6229 for international callers), and the participant passcode is 43046605. The live audio webcast of the call will be available on the investor relations section of the Company’s website at http://www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode: 43046605, beginning on Thursday, February 23, 2017, at approximately 3:00 p.m. ET through midnight on Thursday, March 9, 2017.

Supplemental Information
For additional details on Washington Prime Group’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,”, “confident”, “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Minimum rent	$145,609	$153,603	$572,781	$623,113
Overage rent	5,095	5,902	12,882	14,040
Tenant reimbursements	59,138	60,897	236,510	259,774
Other income	7,943	8,969	21,302	24,429
Total revenues	217,785	229,371	843,475	921,356

Expenses:
Property operating	(41,937)	(49,068)	(166,690)	(197,287)
Real estate taxes	(25,454)	(25,129)	(102,638)	(109,548)
Advertising and promotion	(2,908)	(3,693)	(10,375)	(11,635)
Total recoverable expenses	(70,299)	(77,890)	(279,703)	(318,470)
Depreciation and amortization	(69,228)	(71,824)	(281,150)	(332,469)
Provision for credit losses	(1,707)	(203)	(4,508)	(2,022)
General and administrative	(8,942)	(13,826)	(37,317)	(48,154)
Merger, restructuring and transaction costs	—	(3,492)	(29,607)	(31,653)
Ground rent	(1,076)	(1,116)	(4,318)	(6,874)
Impairment loss	(1,178)	(138,120)	(21,879)	(147,979)
Total operating expenses	(152,430)	(306,471)	(658,482)	(887,621)

Operating Income	65,355	(77,100)	184,993	33,735

Interest expense, net	(32,243)	(34,136)	(136,225)	(139,923)
Gain on extinguishment of debt, net	534	—	34,612	—
Income and other taxes	(817)	211	(2,232)	(849)
Income (loss) from unconsolidated entities, net	857	404	(1,745)	(1,247)
Gain (loss) on disposition of interests in properties, net	129	(985)	(1,987)	4,162

Net income (loss)	33,815	(111,606)	77,416	(104,122)

Net income (loss) attributable to noncontrolling interests	4,891	(18,140)	10,285	(18,825)
Net income (loss) attributable to the Company	28,924	(93,466)	67,131	(85,297)
Less: Preferred share dividends	(3,508)	(3,508)	(14,032)	(15,989)
Net income (loss) attributable to common shareholders	$25,416	$(96,974)	$53,099	$(101,286)

Earnings (loss) per common share, basic and diluted	$0.14	$(0.53)	$0.29	$(0.55)

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	December 31, 2016	December 31, 2015

Assets:
Investment properties at cost	$6,245,414	$6,568,662
Construction in progress	49,214	87,538
	6,294,628	6,656,200
Less: accumulated depreciation	2,122,572	2,225,750
	4,172,056	4,430,450

Cash and cash equivalents	59,353	116,253
Tenant receivables and accrued revenue, net	99,967	91,603
Real estate assets held-for-sale	50,642	30,000
Investment in and advances to unconsolidated entities, at equity	458,892	488,071
Deferred costs and other assets	266,556	303,232
Total assets	$5,107,466	$5,459,609

Liabilities:
Mortgage notes payable	$1,618,080	$1,793,439
Notes payable	247,637	246,728
Unsecured term loans	1,334,522	1,332,812
Revolving credit facility	306,165	275,622
Accounts payable, accrued expenses, intangibles, and deferred revenues	309,178	379,112
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,399
Total liabilities	3,833,995	4,046,104

Redeemable noncontrolling interests	10,660	6,132

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,232,638	1,225,926
Accumulated deficit	(346,706)	(214,243)
Accumulated other comprehensive income	4,916	1,716
Total stockholders' equity	1,093,443	1,215,994
Noncontrolling interests	169,368	191,379
Total equity	1,262,811	1,407,373
Total liabilities, redeemable noncontrolling interests and equity	$5,107,466	$5,459,609

RECONCILIATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Funds from Operations ("FFO"):
Net income (loss)	$33,815	$(111,606)	$77,416	$(104,122)
Less: Preferred dividends and distributions on preferred operating partnership units	(3,567)	(3,567)	(14,272)	(16,217)
Real estate depreciation and amortization, including joint venture impact	76,192	80,658	311,038	352,000
Noncontrolling interests portion of depreciation and amortization	(31)	(111)	(147)	(225)
Impairment loss, including loss (gain) on sale of interests in properties and other	1,049	139,105	24,066	143,817
Net (income) loss attributable to noncontrolling interest holders in properties	(28)	(2)	(10)	18
FFO	$107,430	$104,477	$398,091	$375,271

Adjusted Funds from Operations:
FFO	$107,430	$104,477	$398,091	$375,271
Merger, restructuring and transaction costs	—	3,492	29,607	31,653
Bridge loan fee amortization	—	—	—	10,428
Gain on extinguishment of debt, net	(534)	—	(34,612)	—
Adjusted FFO	$106,896	$107,969	$393,086	$417,352

Weighted average common shares outstanding - diluted	221,123	220,204	220,741	219,037

FFO per diluted share	$0.49	$0.47	$1.80	$1.71
Total adjustments	$(0.00)	$0.02	$(0.02)	$0.20
Adjusted FFO per diluted share	$0.48	$0.49	$1.78	$1.91

RECONCILIATION OF NET OPERATING INCOME FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Variance $	2016	2015	Variance $

Reconciliation of Comp NOI to Operating Income (Loss):
Operating income (loss)	$65,355	$(77,100)	$142,455	$184,993	$33,735	$151,258

Depreciation and amortization	69,228	71,824	(2,596)	281,150	332,469	(51,319)
General and administrative	8,942	13,826	(4,884)	37,317	48,154	(10,837)
Merger, restructuring and transaction costs	—	3,492	(3,492)	29,607	31,653	(2,046)
Impairment loss	1,178	138,120	(136,942)	21,879	147,979	(126,100)
Fee income	(1,800)	(1,584)	(216)	(6,709)	(3,890)	(2,819)
Management fee allocation	(178)	3,714	(3,892)	7,008	16,205	(9,197)
Adjustment to include Glimcher NOI from prior to merger (2)	—	—	—	—	4,269	(4,269)
Pro-rata share of unconsolidated joint ventures in comp NOI	13,165	12,477	688	46,976	13,990	32,986
Property allocated corporate expense	3,148	2,545	603	12,116	7,332	4,784
Non-comparable properties and other (1)	(193)	382	(575)	707	(4,278)	4,985
NOI from sold properties	(3,265)	(9,390)	6,125	(5,429)	(19,341)	13,912
Termination income and outparcel sales	(1,451)	(1,654)	203	(2,761)	(884)	(1,877)
Straight-line rents	(210)	(752)	542	(928)	(5,229)	4,301
Ground lease adjustments for straight-line and fair market value	(3)	69	(72)	(15)	1,175	(1,190)
Fair market value and inducement adjustments to base rents	(1,893)	(4,157)	2,264	(9,874)	(17,627)	7,753
Less: noncore properties (3)	(2,931)	(3,736)	805	(15,814)	(17,383)	1,569
Comparable NOI - core portfolio	$149,092	$148,076	$1,016	$580,223	$568,329	$11,894
Comparable NOI percentage change - core portfolio			0.7%			2.1%

(1) Represents an adjustment to remove NOI amounts from properties not owned and operated in all periods presented. The assets acquired as part of the Glimcher merger are included in comp NOI, as described in note 2 below.
(2) Represents an adjustment to add the historical NOI amounts from the 23 properties acquired in the merger for periods prior to the January 15, 2015 merger date. This adjustment is included to provide comparability across periods presented.
(3) NOI from the three noncore properties held in each period presented.